Report Name - 10F-3

Fund - CGCM Small Cap Growth Investments

                                Period : 09/01/05 through 02/28/06


                                    ID : 710
                           Issuer Name : Spansion Inc Cl A Common Stock
                            Trade Date : 12/16/05
                        Selling Dealer : Credit Suisse First Boston
                Total Shares Purchased : 15,600.00
                        Purchase Price : 12.0
                    % Received by Fund : 0.037%
                        % of Issue (1) : 0.037%
        Other Participant Accounts (2) :                -
                      Issue Amount (2) :      42,200,000.00
          Total Received All Funds (2) :          15,600.00

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(2) Includes purchases by other affiliated mutual funds and discretionary accounts.


                   Report Name:   10F-3 Syndicate Supplement

                        Issuer:  Spansion Inc. Cl A common stock
                    Trade Date:  12/16/05
         Joint/Lead Manager(s):  Citigroup
                                 Credit Suisse First Boston
                Co-Managers(s):  JP Morgan
                                 Merrill Lynch & Co.
                                 Morgan Stanley
                                 Deutsche Bank Securities
                                 UBS Investment Bank
                                 Dresdner Kleinwort Wasserstein
                 Selling Group:  N/A